Exhibit 99.1

PARK HOTELS & RESORTS INC. ANNOUNCES APPOINTMENT OF NANCY M. VU AS SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Tysons, VA – (BUSINESS WIRE) – October 23, 2020 – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) announced the appointment of Nancy M. Vu as Senior Vice President, General Counsel and Secretary, effective October 23, 2020. Prior to her appointment, Ms. Vu has served as Senior Vice President & Deputy General Counsel since January 2020. In her new role at Park, she will serve as Park’s chief legal officer and lead the Company’s legal department.

“I am thrilled to welcome Nancy into Park’s executive leadership team,” said Thomas J. Baltimore, Jr., Park’s Chairman and CEO. “Nancy brings immense focus, energy and legal and business experience to her new position as our Senior Vice President and General Counsel. Since she joined Park, she has played a key role in many of the Company’s significant transactions and initiatives. Nancy is very deserving of this promotion and I am confident she will continue to make significant contributions to Park in the months and years ahead.”

Ms. Vu joined Park in 2016 as Assistant General Counsel in connection with the Company’s spin-off from Hilton and was promoted to Vice President in 2018. Prior to joining Park, Ms. Vu worked at Choice Hotels International and RLJ Lodging Trust. Ms. Vu earned her juris doctor degree from the University of San Diego Law School and her bachelor’s degree from Georgetown University.

Ms. Vu succeeds Thomas C. Morey as General Counsel. Mr. Morey was appointed as Executive Vice President and Chief Investment Officer of Park earlier this year.

About Park

Park is the second largest publicly traded lodging REIT with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 60 premium- branded hotels and resorts with over 33,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

For more information, contact:

Ian Weissman

Senior Vice President, Corporate Strategy 571-302-5591

iweissman@pkhotelsandresorts.com